Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE

Penson Worldwide, Inc. to Voluntarily Delist from NASDAQ, Deregister with SEC

DALLAS, TX, September 26, 2012 – The Penson Worldwide, Inc. (NASDAQ: PNSN) Board of Directors approved the voluntary delisting of the Company’s common stock from NASDAQ and the deregistration of the Company’s common stock under the Securities Exchange Act of 1934 (Exchange Act).

The Company has notified The NASDAQ Stock Market of Penson’s intent to voluntarily delist its common stock. The Company intends to file on or about October 8, 2012 an application on Form 25 to notify the Securities and Exchange Commission (SEC) of Penson’s withdrawal from NASDAQ and anticipates that its common stock would be suspended from trading on NASDAQ that day. The delisting process should be completed or about October 18, 2012.

Promptly following Penson’s formal delisting from NASDAQ, the Company will initiate the termination of the registration of its common stock under the Exchange Act, with the filing of a Form 15 with the SEC. The Company’s obligation to file certain periodic reports and forms with the SEC will be suspended immediately upon filing of the Form 15. Termination of registration is anticipated to be effective 90 days later.

Penson’s Board authorized these actions because, as previously reported, the Company is not in compliance with NASDAQ’s continuing listing requirements due to its inability to maintain a minimum bid price of $1.00, a minimum market value of publicly held shares of $5 million, and a minimum stockholders’ equity of $10 million. The Board also determined that it meets the requirements for deregistration of its common stock and has concluded that the consequences of remaining an SEC-reporting company, including the significant costs associated with regulatory compliance, outweighed the current benefits of public company status to Penson and its stockholders.

Forward-Looking Statements: Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.

Contacts: Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232

For Immediate Release